    As filed with the Securities and Exchange Commission on March 16, 2004

                                                   Registration No. 33-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                   ------------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                   ------------------------------------------

                            SOTHEBY'S HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                           Michigan                                               38-2478409
(State or other jurisdiction of incorporation or organization)      (I.R.S. Employer Identification Number)


                        38500 Woodward Avenue, Suite 100
                        Bloomfield Hills, Michigan 48304
                    (Address of principal executive offices)

               SOTHEBY'S HOLDINGS, INC. 2003 RESTRICTED STOCK PLAN
                            (Full title of the plan)

                   ------------------------------------------

                             Donaldson C. Pillsbury
        Executive Vice President, Worldwide General Counsel and Secretary
                                 Sotheby's, Inc.
                                1334 York Avenue
                            New York, New York 10021
                                (212) 606-7000
                    (Name and address of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                          Proposed maximum       Proposed maximum
     Title of each class of           Amount to be       offering price per     aggregate offering           Amount of
  securities to be registered          registered             share (1)                price             registration fee
---------------------------------------------------------------------------------------------------------------------------
Class A Limited Voting Common
Stock                                  2,000,000              $13.89                $27,780,000              $3,519.73
---------------------------------------------------------------------------------------------------------------------------

(1) Computed, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Class A Limited Voting Common Stock as reported on the New York Stock Exchange Composite Tape on March 11, 2004.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The Registrant incorporates by reference: (1) its Annual Report on Form 10-K for the year ended December 31, 2003; (2) its Current Report on Form 8-K, dated February 5, 2004; (3) its Current Report on Form 8-K dated February 17, 2004 and filed on such date with the Securities and Exchange Commission
(the "Commission"); (4) its Current Report on Form 8-K dated February 17,
2004 and filed on March 2, 2004; and (5) its Current Report on Form 8-K dated March 11, 2004, each filed with the Commission pursuant to
Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").
In addition, the Registrant incorporates by reference Item 1 of the Registrant's Registration Statement on Form 8-A, dated March 7, 1990, and filed pursuant to
Section 12 of the Exchange Act. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange
Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Dividends

          With respect to the dividend rights of the Registrant's capital stock, each share of Class B Common Stock, par value $0.10 per share (the "Class B Common Stock"), and Class A Limited Voting Common Stock (the "Class A Common Stock") is entitled to dividends if, as, and when declared by the Board of Directors of the Registrant. Under the Michigan Business Corporation Act, the Registrant may not declare and pay dividends (other than in shares of its capital stock), if after the dividend (a) the Registrant would not be able to pay its debts as they become due or (b) the Registrant's total assets would be less than its total liabilities plus the amount that would be needed to satisfy the preferential rights of holders of the Registrant's preferred stock if the Registrant were to be dissolved at the time of the dividend. Any dividend that may be declared and payable in cash, capital stock of the Registrant (other than Class A Common Stock or Class B Common Stock), or other property will be paid equally on the Class A Common Stock and the Class B Common Stock. If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Registrant must also make an equal and simultaneous dividend or distribution on the Class B Common Stock payable in shares of Class B Common Stock. If a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Registrant must also make an equal and simultaneous dividend or distribution on the Class A Common Stock payable in shares of Class A Common Stock.

Voting Rights

         Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters submitted to a vote of the shareholders. Except as described below, the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters presented for a vote of the shareholders. The holders of a majority of the outstanding shares of Class A Common Stock or Class B Common Stock, voting as separate classes, must approve certain amendments to the Articles of Incorporation that adversely affect the shares of their class.

         So long (and only for so long) as the principal United States stock exchange on which the Class A Common Stock is listed requires that the holders of the Class A Common Stock, voting separately as a class, have the right to elect 25% of the Registrant's Directors, the holders of the Class A Common Stock will be entitled to elect 25% of the Registrant's Directors, rounded up in each instance when necessary so that the holders of the Class A Common Stock, voting separately as a class, elect not less than 25% of the Registrant's Directors, and the holders of the Class B Common Stock, voting separately as a class, will elect the remaining 75% of the Directors, rounded down in each instance when the number of Directors elected by the holders of Class A Common Stock is rounded up. At any time that the holders of Class A Common Stock have the right to elect 25% of the Registrant's Directors, if the number of outstanding shares of Class B Common Stock falls below 12.5% of the aggregate number of outstanding shares of Class A and Class B Common Stock, then the holders of Class A and Class B Common Stock will vote together as a single class to elect the remaining 75% of the Registrant's Directors. The Class A Common Stock is listed on the New York Stock Exchange, which currently requires such class voting rights.

         Shares of Class A Common Stock and Class B Common Stock do not have cumulative voting rights.

Liquidation Rights

         In the event of the liquidation, dissolution, or winding up of the Registrant, holders of the shares of Class A Common Stock and Class B Common Stock are entitled to share equally, share for share, in the assets available for distribution.

Other Rights

         No shareholder of the Registrant has preemptive or other rights to subscribe for additional shares of the Registrant.

Item 5. Interests of Named Experts and Counsel.

         Jeffrey H. Miro, a director of the Registrant, is the Chairman of Miro Weiner & Kramer, which is opining as to the legality of the issuance of the common stock covered by this Registration Statement. Mr. Miro has not received and is not entitled to receive restricted stock under the Registrant's 2003 Restricted Stock Plan.

Item 6. Indemnification of Directors and Officers.

         The Registrant's Articles of Incorporation require the Registrant to indemnify its Directors (including directors of subsidiaries) (and give the Registrant authority to indemnify its officers (including officers of subsidiaries), subject to their satisfying certain standards of conduct) for expenses, judgments, fines, or amounts paid in settlement of civil, criminal, administrative, and investigative suits or proceedings, including those involving alleged violations of the Securities Act of 1933 (the "Act"). The Registrant's Articles of Incorporation limit the liability of its Directors to the Registrant or its shareholders for monetary damages for breach of the Directors' fiduciary duties. In addition, the Registrant maintains directors' and officers' liability insurance that, under certain circumstances, would cover alleged violations of the Act.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

        Exhibit Number

        5 Opinion of Miro Weiner & Kramer, special counsel to the Registrant, as to the legality of the shares.

        23(a)  Consent of Deloitte & Touche LLP.

        23(b)  Consent of Miro Weiner & Kramer (included in Exhibit 5).

        24     Powers of Attorney.

Item 9. Undertakings.

         The Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(i) and
(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of March, 2004.

                                           SOTHEBY'S HOLDINGS, INC.


                                      By:  /s/ William F. Ruprecht
                                           ------------------------------------
                                           William F. Ruprecht
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                Signature                                          Title                        Date
                ---------                                          -----                        -----
                   *                                       Chairman of the Board            March 16, 2004
-----------------------------------------------
Michael I. Sovern

                   *                                    Vice Chairman of the Board          March 16, 2004
-----------------------------------------------
Max M. Fisher

                   *                                   Deputy Chairman of the Board         March 16, 2004
-------------------------------------------------
The Marquess of Hartington

/s/ William F. Ruprecht                                President, Chief Executive           March 16, 2004
-------------------------------------------------           Officer and Director
William F. Ruprecht

/s/ William S. Sheridan                                Executive Vice President and         March 16, 2004
-------------------------------------------------         Chief Financial Officer
William S. Sheridan

                    *                                            Director                   March 16, 2004
------------------------------------------------
Lord Black of Crossharbour

                    *                                            Director                   March 16, 2004
-----------------------------------------------
Michael Blakenham

                     *                                           Director                   March 16, 2004
------------------------------------------------
Steven B. Dodge



                   *                                             Director                   March 16, 2004
--------------------------------------
Jeffrey H. Miro

                   *                                             Director                   March 16, 2004
---------------------------------------
Sharon Percy Rockefeller

                    *                                            Director                   March 16, 2004
-------------------------------------
Donald M. Stewart

                    *                                            Director                   March 16, 2004
------------------------------------
Robert S. Taubman

                    *                             Executive Vice President and
                                                         Director                           March 16, 2004
-----------------------------------
Robin G. Woodhead

/s/ Michael L. Gillis                             Senior Vice President, Controller, and    March 16, 2004
-------------------------------------                    Chief Accounting Officer
Michael L. Gillis


*By: /s/ William S. Sheridan
     -------------------------------
     William S. Sheridan
        Attorney-in-Fact

                                  Exhibit Index

Exhibit Number
--------------

            5 Opinion of Miro Weiner & Kramer, special counsel to the Registrant, as to the legality of the shares.

            23(a)  Consent of Deloitte & Touche LLP.

            23(b)  Consent of Miro Weiner & Kramer (included in Exhibit 5).

            24     Powers of Attorney.